UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

In the Matter of MARCO COMMUNITY BANK Marco Island, Florida	Docket No. 10-030-PCA-SM Prompt Corrective Action Directive Issued Upon Consent Pursuant to Section 38 of the Federal Deposit Insurance Act, as Amended

WHEREAS, the Board of Governors of the Federal Reserve System (the “Board of Governors”) determined that, as of January 30, 2010, Marco Community Bank, Marco Island, Florida (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, is critically undercaptialized, as defined in section 208.43(b)(5) of Regulation H of the Board of Governors (12 C.F.R. § 208.43(b)(5)), for purposes of section 38 of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1831o);

WHEREAS, the actions in this Prompt Corrective Action Directive (the “Directive”) are necessary to carry out the purposes of section 38 of the FDI Act; and

WHEREAS, on February 2, 2010, the board of directors of the Bank, at a duly constituted meeting, adopted a resolution authorizing and directing CEO James B. Kauffman to enter into this Directive on behalf of the Bank, and consenting to compliance with each and every provision of this Directive by the Bank and its institution-affiliated parties, as defined in section 3(u) of the FDI Act (12 U.S.C. § 1813(u)).

NOW THEREFORE, pursuant to section 38 of the FDI Act and section 208.45 of Regulation H of the Board of Governors, the Board of Governors immediately directs that:

1. The Bank shall no later than 45 days of the date of this Directive (or such additional time as the Board of Governors may permit), in conjunction with the Bank’s parent bank holding company, Marco Community Bancorp, Inc., Marco Island, Florida:

(a) Increase the Bank’s equity through the sale of shares or contributions to surplus in an amount sufficient to make the Bank adequately capitalized as defined in section 208.43(b)(2) of Regulation H of the Board of Governors (12 C.F.R. § 208.43(b)(2));

(b) enter into and close a contract to be acquired by a depository institution holding company or combine with another insured depository institution, closing under which contract is conditioned only on the receipt of necessary regulatory approvals, the continued accuracy of customary representations and warranties, and the performance of customary pre-closing covenants; or

(c) take other necessary measures to make the Bank adequately capitalized.

2. The Bank shall comply fully with the provisions of section 38(d)(l) of the FDl Act (12 U.S.C. § 1831o(d)(1)) restricting the making of any capital distributions, including, but not limited to, the payment of dividends.

3. (a) The Bank shall not, without the prior written approval of the Federal Reserve Bank of Atlanta (the “Reserve Bank”) and the fulfillment of one of the requirements set forth in paragraph 1, solicit and accept new deposit accounts or renew any time deposit bearing an interest rate that exceeds the prevailing effective rates on insured deposits of comparable amounts and maturities in the Bank’s market area.

(b) Within 30 days of this Directive, the Bank shall submit an acceptable plan and timetable to the Reserve Bank for conforming the rates of interest paid on all existing non-time deposit accounts to the prevailing effective rates on insured deposits of comparable amounts in the Bank’s market area. The plan shall detail the current composition of the applicable deposits by rate and provide a specific date for conforming all deposit rates to the statutory restriction.

4. The Bank shall comply fully with the provisions of sections 38(f)(4)(A)(i) and (ii) of the FDI Act (12 U.S.C. §§ 183lo(f)(4)(A)(i) and (ii)) restricting the payment of bonuses to senior executive officers and increases in compensation of such officers.

5. The Bank shall comply fully with the provisions of sections 38(e)(3) and (4) of the FDI Act (12 U.S.C. §§ 183lo(e)(3) and (4)) restricting asset growth, acquisitions, branching, and new lines of business.

6. The Bank shall comply fully with the provisions of section 38(i) of the FDI Act (12 U.S.C. §§ 1831o(i)) and sections 325.101(c) and 325.105(a)(4) of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) (12 C.F.R.
§§ 325.101(c) and 325.105(a)(4)) restricting certain activities, including, but not limited to making any material change in accounting methods and engaging in any covered transaction, as defined in section 23A of the Federal Reserve Act (12 U.S.C. § 371c) without the prior written approval of the FDIC.

7. Thirty days after the date of this Directive and monthly thereafter, the Bank shall submit to the Reserve Bank written progress reports detailing the steps taken to comply with this Directive.

8. All communications regarding this Directive shall be sent to:

(a)	Mr. Steve Wise
Assistant Vice President
Federal Reserve Bank of Atlanta
1000 Peachtree Street, N.E.
Atlanta, Georgia 30309-4470

(b)	Mr. Richard Storm
President and Chief Operating Officer
Marco Community Bank
1770 San Marco Road
Marco Island, Florida 34146

9. Notwithstanding any provision of this Directive, the Reserve Bank may, in its sole discretion, grant written extensions of time to the Bank to comply with any provision of this Directive.

10. The provisions of this Directive shall be binding upon the Bank and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

11. Each provision of this Directive shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Board of Governors.

12. The provisions of this Directive shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state department or agency from taking any other action affecting the Bank or any of its current or former institution-affiliated parties and their successors or assigns.

13.   (a) The Directive does not supersede the Written Agreement by and among Marco Community Bancorp, Inc., the Bank, the Reserve Bank, and the Florida Office of Financial Regulation, dated August 14, 2007.

(b) Notwithstanding any provision of this Directive, the Bank shall comply with any other supervisory action issued by the Board of Governors, the Reserve Bank, or the Florida Office of Financial Regulation.

14. As set forth in section 263.205 of the Board of Governors’ Rules of Practice for Hearings (12 C.F.R. § 263.205), this Directive is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

By order of the Board of Governors of the Federal Reserve System, effective this              day of February 2010.

MARCO COMMUNITY BANK By:	BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
By:
Jennifer J. Johnson Secretary of the Board

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